Exhibit 99.1

MIRA Pharmaceuticals Reports MIRA-55 Demonstrated Significant Pain Relief Comparable to Celebrex in Chronic Inflammatory Pain Study

Positive IND-Enabling Proof-of-Concept Study Demonstrates Sustained Efficacy Without Observed Tolerance, Reduced Inflammation-Associated Swelling, and Favorable Tolerability

MIAMI, Oct. 22 (GLOBE NEWSWIRE) — MIRA Pharmaceuticals, Inc. (NASDAQ: MIRA) (“MIRA” or the “Company”), a clinical-stage pharmaceutical company developing novel oral therapies for neurologic, inflammatory and metabolic disorders, today announced positive results from a 21-day preclinical proof-of-concept study evaluating oral MIRA-55 in a validated model of chronic inflammatory pain. The results support the continued advancement of MIRA-55 toward an Investigational New Drug (IND) submission.

The study demonstrated that once-daily oral MIRA-55 significantly reduced both mechanical and thermal pain hypersensitivity (p < 0.001 versus vehicle) as from the lowest dose used. MIRA-55 achieved pain-relieving effects comparable in magnitude to celecoxib (Celebrex®), a widely prescribed medication for pain and inflammation, at the higher doses evaluated.

Importantly, the effects were maintained throughout the three-week study without evidence of tolerance. MIRA-55 also reduced inflammation-associated swelling and was well tolerated, with no adverse clinical signs observed during repeated daily administration.

These findings build on MIRA’s earlier preclinical studies, including previously reported results demonstrating that oral MIRA-55 normalized pain responses and reduced inflammation in an acute inflammatory pain model, outperforming injected morphine in that study. Together, these findings extend MIRA-55’s demonstrated preclinical analgesic activity into a model of persistent, chronic inflammatory pain, further supporting its development as a next-generation oral therapy designed to provide effective, long-term pain relief with an improved safety and tolerability profile.

Key Study Highlights

●	Significant Pain Relief: MIRA-55 significantly reduced both mechanical and thermal pain hypersensitivity compared with vehicle-treated animals (p < 0.001).

●	Comparable to Celebrex: MIRA-55 demonstrated pain-relieving effects comparable in magnitude to celecoxib, with no statistically significant differences observed between those treatments.

●	Sustained Efficacy Without Observed Tolerance: Pain relief was maintained throughout the three-week study, with no observed decline in effectiveness during repeated daily dosing.

●	Reduced Inflammation-Associated Swelling: MIRA-55 reduced paw swelling to a similar magnitude as the reduction observed with celecoxib.

●	Consistent Results Across Both Sexes: MIRA-55 demonstrated comparable pain-relieving activity in male and female animals.

●	Favorable Observed Tolerability: No adverse clinical signs or deaths were reported, and normal body-weight gain was maintained throughout the treatment period.

Advancing a Potential New Treatment for Chronic Inflammatory Pain

Chronic inflammatory pain remains a significant medical challenge, affecting patients with conditions such as arthritis and other inflammatory disorders. Existing treatments, including nonsteroidal anti-inflammatory drugs (NSAIDs), can provide meaningful relief but may be limited by gastrointestinal, cardiovascular, renal, and other safety considerations, particularly with prolonged use.

MIRA-55 is a next-generation oral synthetic cannabinoid analog designed to modulate cannabinoid receptor pathways involved in pain signaling and inflammation. The program aims to deliver effective, sustained pain relief while minimizing unwanted effects associated with existing treatment approaches.

The U.S. Drug Enforcement Administration has determined that MIRA-55 is not a controlled substance.

“We are building a differentiated pain therapeutics franchise around two distinct programs addressing major unmet medical needs,” said Erez Aminov, Chairman and Chief Executive Officer of MIRA Pharmaceuticals. “With Ketamir-2 advancing toward Phase 2 clinical development for neuropathic pain and MIRA-55 progressing toward an IND for inflammatory pain, we are creating a pipeline of oral therapies targeting distinct but complementary areas of pain. We believe this strategy positions MIRA to create meaningful value for patients and shareholders as both programs advance through development.”

Study Design and Scientific Findings

The 21-day study was conducted by an independent contract research organization using the Complete Freund’s Adjuvant (CFA) model, a well-established preclinical model used to investigate persistent inflammatory pain.

The study included 72 male and female rats. MIRA-55 was administered orally once daily at multiple dose levels and evaluated against a vehicle control and celecoxib, an established prescription anti-inflammatory medication.

Researchers assessed mechanical and thermal pain sensitivity, inflammation-associated paw swelling, and general tolerability throughout the study.

MIRA-55 demonstrated statistically significant pain-relieving activity across all tested doses, with a dose-related response. Analgesic activity was observed following the first administration at the highest dose, while sustained effects were established within the first several days of treatment and maintained through the end of the study.

“One of the most encouraging aspects of these findings is the durability of the response,” said Itzchak Angel, Ph.D., Chief Scientific Advisor of MIRA Pharmaceuticals. “MIRA-55 demonstrated sustained analgesic activity over repeated low oral daily dosing, without evidence of tolerance, and produced consistent effects in both male and female animals. These results extend our earlier acute pain findings into a model of persistent inflammatory pain. The relationship between pain relief and reduced swelling also suggests potentially distinct contributions from pain-signaling and inflammatory pathways, which we are continuing to investigate.”

Supporting Advancement Toward Clinical Development

The positive findings provide additional proof-of-concept evidence supporting MIRA-55’s ongoing IND-enabling development program.

Additional tissue analyses are underway to evaluate inflammatory cytokines and molecular markers associated with pain signaling and neuroinflammation, including changes in the dorsal root ganglia and spinal cord. These analyses are expected to provide further insight into MIRA-55’s mechanism of action and help inform its continued development.

MIRA is advancing MIRA-55 toward a planned IND submission in the first quarter of 2027, subject to completion of the remaining required preclinical and regulatory activities.

About MIRA-55

MIRA-55 is an orally administered, next-generation synthetic cannabinoid analog being developed as a potential treatment for inflammatory pain. The compound is designed to modulate cannabinoid receptor pathways involved in pain and inflammation while minimizing unwanted psychoactive effects.

Previous preclinical studies have demonstrated analgesic and anti-inflammatory activity, including pain normalization in comparison with morphine in an acute inflammatory pain model. More recent findings demonstrate sustained pain-relieving activity in a model of chronic inflammatory pain.

The U.S. Drug Enforcement Administration has determined that MIRA-55 is not a controlled substance. MIRA-55 remains in preclinical development, and its safety and efficacy in humans have not been established.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally may be identified by the use of words such as “anticipate,” “expect,” “plan,” “can,” “could,” “would,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” “guidance,” “potential,” “intend,” “seek,” “target,” and other words of similar meaning, although not all forward-looking statements include these words. Forward-looking statements may include, but are not limited to, statements regarding the therapeutic potential, mechanism of action, development plans, regulatory pathway, safety profile, efficacy, anticipated clinical development, commercialization prospects, market opportunity, and future development of MIRA-55, SKNY-1, Ketamir-2, and the Company’s other product candidates.

These forward-looking statements are based on current expectations, estimates, forecasts, and projections, as well as management’s current beliefs and assumptions, and are subject to significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, among others, risks related to preclinical and clinical development, the ability to obtain regulatory approvals, the outcome of future studies, reliance on third parties, intellectual property protection, financing needs, market conditions, and the other risks identified under the heading “Risk Factors” contained in the Company’s Annual Report on Form 10-K and the Company’s subsequent filings with the U.S. Securities and Exchange Commission (“SEC”).

Forward-looking statements contained in this press release speak only as of the date of this press release, and the Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

Investors are cautioned not to place undue reliance on these forward-looking statements. Additional information regarding these and other risks and uncertainties is contained in the Company’s filings with the SEC, including its Annual Report on Form 10-K and subsequent filings, available at www.sec.gov and in the Investors section of the Company’s website at www.mirapharmaceuticals.com. Forward-looking statements should be considered in light of these risks and uncertainties.

Investor and Media Contact

Krystina Quintana
MIRA Pharmaceuticals
info@mirapharma.com
(786) 432-9792